Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS; UPDATES 2018 OUTLOOK

Q1 Revenues Increased 35% Year-over-Year; Flexitouch Revenues Up 40%

MINNEAPOLIS, MN, May 7, 2018 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Summary:

•	First quarter revenues increased 35% year-over-year, to $26.8 million, compared to $19.9 million in first quarter 2017.
•	Flexitouch revenues increased 40% year-over-year, to $24.5 million, compared to $17.5 million in first quarter 2017.
•	Operating loss of $1.8 million, compared to operating loss of $2.9 million in first quarter 2017.
•	Net loss of $0.1 million, compared to net loss of $1.5 million in first quarter 2017.
•	Adjusted EBITDA of $0.1 million compared to Adjusted EBITDA loss of $1.7 million in first quarter 2017.

Highlights Subsequent to Quarter-End:

•

On April 9, 2018, the Company announced that its latest-generation Flexitouch system, the Flexitouch Plus, is commercially available throughout the United States for the treatment of lymphedema. The Company previously announced U.S. Food and Drug Administration (FDA) 510(k) clearance for the Flexitouch Plus in June 2017, and recently completed its limited market release of the system.

“Our first quarter sales performance, marked by 40% growth in sales of our Flexitouch system, represents an exciting start to 2018 and reflects the increasing awareness of, and demand for, our Flexitouch system in the lymphedema market,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Our Flexitouch sales growth during the quarter continued to benefit from the expansion of our sales team in recent years, our efforts to target high-volume accounts and our expansion of in-network coverage with commercial insurers. In addition, we saw strong growth in sales to the Veterans Administration hospital system. We also made progress preparing for the commercialization of our latest-generation Flexitouch system, the Flexitouch Plus, which we launched in early April.”

Mr. Mattys continued, “We are increasing our 2018 revenue guidance based on our strong start in the first quarter. We expect to continue leveraging our strong revenue growth into improved profitability in 2018. We remain committed to delivering on our mission to help people with chronic diseases live better and care for themselves at home.”

First Quarter 2018 Financial Results

Revenues for the first quarter of 2018 increased $7.0 million, or 35%, to $26.8 million, compared to $19.9 million for the quarter ended March 31, 2017. The increase in revenues was attributable to an increase of $7.0 million, or 40%, in Flexitouch system sales. This increase was largely driven by expansion of the Company’s salesforce, growth in the Veterans Administration channel, increased physician and patient awareness of the

Exhibit 99.1

treatment options for lymphedema, and expanded contractual coverage with national and regional insurance payers.

Gross profit for the first quarter of 2018 increased $5.3 million, or 37%, to $19.5 million, compared to $14.2 million in the first quarter of 2017. Gross margin was 72.8% of sales in the first quarter of 2018, compared to 71.7% of sales in the first quarter of 2017.

Operating expenses for the first quarter of 2018 increased $4.2 million, or 25%, to $21.4 million, compared to $17.2 million in the first quarter of 2017. The increase in operating expenses in the first quarter was primarily driven by an increase of $2.4 million, or 24% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion and marketing activities to increase awareness. The year-over-year increase in operating expenses was also impacted by a $1.5 million, or 26%, increase in reimbursement, general and administrative expenses and a $0.3 million, or 29%, increase in research and development expenses.

Operating loss for the first quarter of 2018 decreased $1.1 million, or 38%, to $1.8 million, compared to an operating loss of $2.9 million in the first quarter of 2017.

Income tax benefit for the first quarter of 2018 was $1.7 million, compared to income tax benefit of $1.4 million in the first quarter of 2017. The increase in the current period tax benefit was due to increased tax-deductible stock-based compensation activity recognized in the current quarter.

Net loss for the first quarter of 2018 decreased approximately $1.5 million, or 97%, to $0.1 million, or $0.00 per share, compared to a  net loss of $1.5 million, or $0.09 per share, in the first quarter of 2017. Weighted average shares used to compute net loss per share were 18.0 million and 16.9 million for the first quarters of 2018 and 2017, respectively.

Adjusted EBITDA for the first quarter of 2018 increased approximately $1.8 million year-over-year to $0.1 million, compared to an Adjusted EBITDA loss of $1.7 million in the first quarter of 2017.

Cash Position

At March 31, 2018, cash, cash equivalents and marketable securities were $41.2 million, compared to $43.9 million at December 31, 2017. The Company had no debt outstanding at March 31, 2018.

2018 Financial Outlook

For 2018, the Company now expects revenues in the range of $132 million to $134 million, representing growth of 21% to 23% year-over-year, compared to revenues of $109.3 million in 2017.  This compares to the Company’s prior guidance range of $131 million to $133 million.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on May 7 to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 8265599. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

Exhibit 99.1

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 8265599. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” “outlook” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Exhibit 99.1

Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
(In thousands, except share and per share data)	2018	2017
Assets
Current assets
Cash and cash equivalents	$25,313	$23,968
Marketable securities	15,928	19,944
Accounts receivable, net	14,209	17,623
Inventories	14,656	11,040
Income taxes receivable	3,947	2,119
Prepaid expenses and other current assets	1,116	2,178
Total current assets	75,169	76,872
Property and equipment, net	3,912	3,776
Other assets
Patent costs, net	2,157	2,218
Medicare accounts receivable, long-term	2,971	2,718
Deferred income taxes	2,664	2,662
Other non-current assets	200	201
Total other assets	7,992	7,799
Total assets	$87,073	$88,447

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,234	$4,253
Accrued payroll and related taxes	4,856	6,706
Accrued expenses	2,031	2,598
Future product royalties	15	17
Other current liabilities	603	945
Total current liabilities	12,739	14,519
Long-term liabilities
Accrued warranty reserve, long-term	1,172	1,141
Total liabilities	13,911	15,660

Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 18,062,795 shares issued and 18,036,709 shares outstanding as of March 31, 2018; 17,872,465 shares issued and 17,846,379 shares outstanding as of December 31, 2017	18	18
Additional paid-in capital	70,655	70,224
Retained earnings	3,032	3,082
Accumulated other comprehensive loss	(50)	(44)
Less: treasury stock, at cost — 26,086 shares as of March 31, 2018 and December 31, 2017	(493)	(493)
Total stockholders’ equity	73,162	72,787
Total liabilities and stockholders’ equity	$87,073	$88,447

Exhibit 99.1

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
(In thousands, except share and per share data)	2018	2017
Revenues, net	$26,848	$19,850
Cost of goods sold	7,309	5,624
Gross profit	19,539	14,226
Operating expenses
Sales and marketing	12,557	10,166
Research and development	1,437	1,118
Reimbursement, general and administrative	7,372	5,874
Total operating expenses	21,366	17,158
Loss from operations	(1,827)	(2,932)
Other income	91	55
Loss before income taxes	(1,736)	(2,877)
Income tax benefit	(1,686)	(1,373)
Net loss	$(50)	$(1,504)
Net loss per common share
Basic	$0.00	$(0.09)
Diluted	$0.00	$(0.09)
Weighted-average common shares used to compute net loss per common share
Basic	17,996,672	16,878,443
Diluted	17,996,672	16,878,443

Exhibit 99.1

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,
(In thousands)	2018	2017
Cash flows from operating activities
Net loss	$(50)	$(1,504)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	463	298
Stock-based compensation expense	1,481	957
Change in allowance for doubtful accounts	(198)	(330)
Changes in assets and liabilities:
Accounts receivable	3,612	4,044
Inventories	(3,616)	(379)
Income taxes	(1,828)	(1,378)
Prepaid expenses and other assets	63	197
Medicare accounts receivable – long-term	(253)	(46)
Accounts payable	885	(533)
Accrued payroll and related taxes	(1,850)	(1,806)
Accrued expenses and other liabilities	(880)	183
Future product royalties	(2)	(19)
Net cash used in operating activities	(2,173)	(316)
Cash flows from investing activities
Proceeds from sales and maturities of marketable securities	5,000	1,000
Purchases of marketable securities	—	(10,049)
Purchases of property and equipment	(432)	(700)
Patent costs	—	(8)
Net cash provided by (used in) investing activities	4,568	(9,757)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(1,188)	(14)
Proceeds from exercise of common stock options and warrants	138	100
Net cash (used in) provided by financing activities	(1,050)	86
Net change in cash and cash equivalents	1,345	(9,987)
Cash and cash equivalents – beginning of period	23,968	30,701
Cash and cash equivalents – end of period	$25,313	$20,714
Supplemental cash flow disclosure
Cash paid for taxes	$284	$5
Capital expenditures incurred but not yet paid	$96	$238

Exhibit 99.1

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net loss less interest income, net, plus income tax benefit, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Net Loss to Adjusted EBITDA.

Exhibit 99.1

Tactile Systems Technology, Inc.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2018	2017
Net loss	$(50)	$(1,504)
Interest income, net	(108)	(62)
Income tax benefit	(1,686)	(1,373)
Depreciation and amortization	463	298
Stock-based compensation	1,481	957
Adjusted EBITDA	$100	$(1,684)

Tactile Systems Technology, Inc.

Supplemental Financial Information

(Unaudited)

The following table summarizes revenues by product for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,		Increase (Decrease)
(Dollars in thousands)	2018	2017	$ Change	% Change
Flexitouch System	$24,530	$17,526	$7,004	40.0%
Entre / Actitouch Systems	2,318	2,324	(6)	(0.3)%
Total Revenue	$26,848	$19,850	$6,998	35.3%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com